Exhibit 3.4
AMENDED AND RESTATED
BYLAWS
OF
SPIRIT AEROSYSTEMS, INC.
(the “Corporation”)
adopted on May 1, 2006
1. MEETINGS OF STOCKHOLDERS.
     1.1 Annual Meeting. The annual meeting of stockholders shall be held on such date and at such time as may be determined by the board of directors (the “Board”), and shall be held at a place and time determined by the Board.
     1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of 51 percent of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.
     1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.
     1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting and (b) no notice of an adjourned meeting need be given except when required by law or under Section 1.5 of these Bylaws. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a stockholder at his address on the Corporation’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.
     1.5 Quorum. At any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than 30 days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4 of these Bylaws.
     1.6 Voting; Proxies. Except as otherwise provided in the Corporation’s certificate of incorporation, each stockholder of record shall be entitled to one vote for every share registered in his name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these Bylaws. Directors shall be elected in the manner provided in Section 2.1 of these Bylaws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.
     1.7 List of Stockholders. Not less than 10 days prior to the date of any meeting of stockholders, the secretary of the Corporation shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.
     1.8 Action by Consent Without a Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.
2. BOARD OF DIRECTORS.
     2.1 Number, Qualification, Election and Term of Directors.
          (a) The business of the Corporation shall be managed by the Board, which shall initially consist of ten directors and may be increased or decreased at any time and from time to time by the Board without amendment to the Bylaws. Except as otherwise provided by statute or these Bylaws, directors shall be elected at each annual meeting of stockholders by a plurality of votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9 of these Bylaws. As used in these Bylaws, the term “entire Board” means the total number of directors which the Corporation would have if there were no vacancies on the Board.
          (b) Notwithstanding anything to the contrary herein, during the period that the Special Security Agreement (the “Security Agreement”) by and between Onex Corporation, Spirit AeroSystems Holdings, Inc. (“Holdings”), the Corporation and the Department of Defense (“DoD”), as amended from time to time, is in force, the Board shall be appointed by Holdings, the Corporation’s sole stockholder, and shall be composed of:
               (i) a minimum of three individuals who have no prior relationship with the Corporation or the Affiliates (as defined in the Security Agreement), except as otherwise allowed by DoD (the “Outside Directors”);
               (ii) one or more representative(s) of Holdings (the “Inside Director(s)”); and
               (iii) one or more cleared officer(s) of the Corporation (the “Officer/Director(s)”).
The number of Inside Directors shall not exceed the combined total of Outside Directors and Officer/Director(s). Except as specifically provided herein, each member of the Board, however characterized by this Section 2.1, shall have all of the rights, powers, and responsibilities conferred or imposed upon directors of the Corporation by applicable statutes and regulations, and by the Corporation’s certificate of incorporation and these Bylaws. All directors of the Corporation shall satisfy the pertinent requirements established in Section 2.1(c) of these Bylaws. The Outside Directors may not be removed without prior notice to, and written notice stating no objection from the Defense Security Service (“DSS”). Appointments of new or replacement directors, other than Inside Directors, shall not become final until written notice stating no objection has been received from DSS.
          (c) In addition to the requirements set forth in Section 2.1(b) hereof, the members of the Board shall meet the following additional requirements:
               (i) Officer/Director(s) and Outside Directors shall be resident citizens of the United States and have or be eligible to have DoD personnel security clearances at the level of the Corporation’s facility security clearance;
               (ii) Outside Directors shall have been approved by DSS as satisfying the appropriate DoD personnel security requirements and the applicable provisions of the Security Agreement; and
               (iii) Inside Director(s), in their capacity as directors of the Corporation, shall not have DoD personnel security clearances, regardless of citizenship, and they shall be formally excluded from access to classified information by resolution of the Board.

     2.2 Quorum and Manner of Acting.
          (a) No action may be taken by the Board, or any committee thereof, in the absence of a quorum. A majority of the Board, including at least one Inside Director and one Outside Director, shall be necessary to constitute a quorum. Where the Board is composed, in its entirety, of an even number of members and a quorum consists of all the members of the Board, then the Chairman of the Board shall have the authority to cast the deciding vote in case of a tie among the members.
          (b) Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these Bylaws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.
          (c) Notwithstanding anything to the contrary herein, the Board shall not be authorized to take any of the actions specified in Sections 2.2(c)(i) through 2.2(c)(v) below unless it shall have received, with respect to each such action, the prior written approval of Holdings:
               (i) the sale, lease or other disposition of any of the property, assets or business of the Corporation, or the purchase of any property or assets by the Corporation, in each case other than in the ordinary course of business;
               (ii) the merger, consolidation, reorganization, dissolution or liquidation of the Corporation;
               (iii) the filing or making by the Corporation of any petition under the Federal Bankruptcy Code or any applicable bankruptcy law or other acts of similar character;
               (iv) the initiation of action to terminate the Security Agreement, except as provided in Section 16.01 of the Security Agreement; or
               (v) the issuance of any capital stock of the Corporation, or any reduction, repurchase, redemption, reclassification or other purchase or disposition of any of the capital stock of the Corporation.
     2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.
     2.4 Annual and Regular Meetings. Annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these Bylaws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

     2.5 Special Meetings. Special meetings of the Board may be called by the president or by any one of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.
     2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual or regular meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mail to his residence or usual place of business at least three days before the meeting, or by personal delivery, telephone, telegraph, or electronic transmission at least two days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken. For purposes of these Bylaws, “electronic transmission” shall have the meaning set forth in the Delaware General Corporation Law.
     2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolution and the written consents or electronic transmissions by the members of the Board or the committee shall be filed with the minutes of the proceeding of the board or of the committee.
     2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.
     2.9 Resignation and Removal of Directors.
          (a) Any director may resign at any time by delivering his resignation in writing to the president or secretary of the Corporation, to take effect at the time specified in the resignation. The acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective.
          (b) A director may only be removed by Holdings, the sole stockholder of the Corporation, which may remove any member of the Board for any reason permitted by the provisions of applicable state law or the Corporation’s certificate of incorporation or these Bylaws, provided that:
               (i) the removal of an Outside Director shall not become effective until that director, the Corporation and DSS have been notified, DSS provides written notification stating no objection and a successor who is qualified to become an Outside Director within the terms of the Security Agreement has been nominated by the Corporation and has been reviewed by DSS and DSS has no objection;
               (ii) notification to DSS of the removal of an Outside Director shall be the responsibility of Holdings through the Facility Security Officer of the Corporation, and except as noted in Section 2.9(b)(iii) of these Bylaws, must be given at least twenty (20) days prior to the proposed removal date; and
               (iii) notwithstanding the foregoing, however, if immediate removal of any Outside Director is deemed necessary to prevent actual or possible violation of any statute or regulation, or actual or possible damage to the Corporation, the Outside Director may be removed by Holdings at once, although DSS shall be notified prior to or concurrently with such removal.
          (c) Except as provided by this Section2.9(c), the obligation of an Outside Director to abide by and enforce the Security Agreement shall terminate when the director leaves office, but nothing herein shall relieve the departing Outside Director of any responsibility that the director may have, pursuant to the laws and regulations of the United States, not to disclose classified or controlled unclassified information obtained during the course of the director’s service on the Board, and such responsibility shall not terminate by virtue of the Outside Director leaving office. The Corporation’s Facility Security Officer shall advise the departing Outside Director of such responsibility when the Outside Director leaves office, but the failure of the Corporation to so advise the Outside Director shall not relieve the Outside Director of any such responsibility.
     2.10 Vacancies. In the event of any vacancy on the Board, however occurring, the Corporation shall give prompt notice of such vacancy to Holdings and DSS through its Facility Security Officer, and such vacancy shall be filled promptly by Holdings. Such vacancy shall not exist for a period of more than ninety (90) days after the Outside Director’s resignation, death, disability or removal unless DSS is notified of the delay.
     2.11 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the Corporation, its affiliates or subsidiaries in other capacities.
     2.12 Indemnification and Obligations of Outside Directors. The Outside Directors in their capacity as directors of the Corporation shall vote and act on all matters in accordance with their best efforts.1 The Corporation and Holdings jointly and severally shall indemnify and hold harmless each Outside Director from any and all claims arising from, or in any way connected to, his performance as a director of the Corporation under the Security Agreement to the fullest extent permitted by Delaware law, except for his own individual gross negligence or willful misconduct.

[1]	For purposes of these Bylaws and the Security Agreement, the term “best efforts” signifies performance of duties reasonably and in good faith, in the manner believed to be in the best interests of the Corporation but consistent with the national security concerns of the United States, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances.

To the extent permitted by law, the Corporation and Holdings shall advance fees and costs incurred in connection with the defense of such claim. The Corporation may purchase insurance to cover this indemnification.
3. COMMITTEES.
     3.1 Executive Committee. The Board, by resolution adopted by a majority of the Board, may designate an executive committee of one or more directors which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, Section 141(c) of the Delaware General Corporation Law or any other applicable law. The members of the executive committee shall serve at the pleasure of the Board. All action of the executive committee shall be reported to the Board at its next meeting.
     3.2 Government Security Committee.
          (a) The Board shall establish, in accordance with the provisions of the Security Agreement, a permanent committee of the Board, to be known as the Government Security Committee (“GSC”), consisting of all Outside Directors and Officer/Director(s), to ensure that the Corporation maintains policies and procedures to safeguard the classified and controlled unclassified information in the possession of the Corporation, and to ensure that the Corporation complies with the DoD Security Agreement (DD Form 441 or its successor form), the Security Agreement, appropriate contract provisions regarding security, United States Government export control laws and the National Industrial Security Program (“NISP”).
          (b) The GSC shall designate one of the Outside Directors to serve as Chairman of the GSC.
          (c) The members of the GSC shall exercise their best efforts to ensure the implementation within the Corporation of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information called for by the Security Agreement, including the exercise of appropriate oversight and monitoring of the Corporation’s operations to ensure that the protective measures contained in the Security Agreement are effectively maintained and implemented throughout its duration.
          (d) The Chairman of the GSC shall designate a member to be Secretary of the GSC. The Secretary’s responsibilities shall include ensuring that all records, journals and minutes of GSC meetings and other documents sent to or received by the GSC are prepared and retained for inspection by DSS.
          (e) A Facility Security Officer (“FSO”) shall be appointed by the Corporation and shall be the principal advisor to the GSC concerning the safeguarding of classified information. The FSO’ s responsibilities shall include the operational oversight of the Corporation’s compliance with the requirements of the NISP. The advice and consent of the Chairman of the GSC is required in selecting the FSO. In addition, should management initiate action to remove the FSO from his or her position, the Chairman must be advised of, and consent to, this action.
          (f) The members of the GSC shall exercise their best efforts to ensure that the Corporation develops and implements a Technology Control Plan (“TCP”) no later than forty-five (45) calendar days following the execution of the Security Agreement, which shall be subject to approval by DSS. The GSC shall have authority to establish the policies for the Corporation’s TCP. The TCP shall prescribe measures to prevent the unauthorized disclosure or export of controlled unclassified information consistent with applicable United States laws.
          (g) A Technology Control Officer (“TCO”) shall be appointed by the Corporation. The TCO shall report to the GSC as its principal advisor concerning the protection of controlled unclassified information. The TCO’s responsibilities shall include the establishment and administration of all intracompany procedures to prevent the unauthorized disclosure or export of controlled unclassified information and to ensure that the Corporation otherwise complies with the requirements of United States Government export control laws.
          (h) Discussions of classified and controlled unclassified information by the GSC shall be held in closed sessions and accurate minutes of such meetings shall be kept and shall be made available only to such authorized individuals as are so designated by the GSC.
          (i) Upon taking office, the GSC members, the FSO, and the TCO shall be briefed by a DSS representative on their responsibilities under the NISP, United States Government export control laws and the Security Agreement.
          (j) Each member of the GSC, the FSO and the TCO shall exercise his best efforts to ensure that all provisions of the Security Agreement are carried out; that the Corporation’s directors, officers and employees comply with the provisions thereof; and that DSS is advised of any known violation of, or known attempt to violate, any provision thereof, appropriate contract provisions regarding security, United States Government export control laws and the NISP.
          (k) Each member of the GSC shall execute, for delivery to DSS, upon accepting his appointment and thereafter at each annual meeting of the Corporation with DSS as established by the Security Agreement, a certificate acknowledging the protective security measures taken by the Corporation to implement the Security Agreement. Each member of the GSC shall further acknowledge his agreement to be bound by, and to accept his responsibilities under, the Security Agreement and acknowledge that the United States Government has placed its reliance on him as a United States citizen and as the holder of a personnel security clearance to exercise his best efforts to ensure compliance with the terms of the Security Agreement and the NISP.
          (1) Each officer of the Corporation with a personnel security clearance shall exercise his best efforts to ensure that the terms and conditions of the Security Agreement are complied with by the Parties. Upon the effective date of the Security Agreement and annually thereafter, each such officer shall execute, for delivery to DSS a certificate (i) acknowledging the protective security measures taken by the Corporation to implement the Security Agreement; and (ii)

acknowledging that the United States Government has placed its reliance on him as a resident citizen of the United States, and as a holder of a personnel security clearance, to exercise his best efforts to ensure compliance with the terms and conditions of the Security Agreement by the parties thereto.
          (m) (i) The Inside Director(s) shall:
                    (A) not have access to the classified information; access to controlled unclassified information entrusted to the Corporation is prohibited except as permissible under the NISP and applicable U.S. Government laws and regulations;
                    (B) refrain from taking any action to control or influence the Corporation’s classified contracts, its participation in classified programs, or its corporate policies concerning the security of classified and controlled unclassified information;
                    (C) neither seek nor accept the classified or controlled unclassified information entrusted to the Corporation, except as permissible under the applicable U.S. Government laws and regulations; and
                    (D) advise the GSC promptly upon becoming aware of (1) any violation or attempted violation of the Security Agreement or contract provisions regarding industrial security or export control or (2) actions inconsistent with the NISP or applicable U.S. Government laws or regulations.
               (ii) Upon accepting appointment, each Inside Director shall execute, for delivery to DSS, a certificate affirming such director’s agreement to be bound by, and acceptance of the responsibilities imposed by, the Security Agreement, and further acknowledging and affirming the obligations set forth in Section 3.2(m)(i) of these Bylaws.
          (n) The Chairman of the GSC shall also provide, to the extent authorized by the Security Agreement, for regular quarterly meetings among the GSC. At the discretion of the GSC, representatives of Holdings and the Corporation’s management personnel may be invited to attend such meetings.
          (o) The GSC shall establish written policies and procedures, and maintain oversight, to provide assurance to itself and DSS that electronic communications between the Corporation and its subsidiaries and the Affiliates (as defined in the Security Agreement) do not disclose classified or controlled unclassified information without proper authorization. As used herein and in the Security Agreement, the term “electronic communications” means the transfer of information via, including but not limited to, telephone conversations, facsimiles, teleconferences, videoconferences or electronic mail. Policies and procedures shall also provide assurance that electronic communications are not used by Holdings and/or any of the other Affiliates (as defined in the Security Agreement) to exert influence or control over the Corporation’s business or management in a manner which could adversely affect the performance of classified contracts.
     3.3 Compensation Committee. The Board shall establish, in accordance with the provisions of the Security Agreement, a permanent committee of the Board, consisting of at least one

Outside Director and one Inside Director, to be known as the Compensation Committee. The Compensation Committee shall be responsible for reviewing and approving the Board recommendation for the annual compensation of the Corporation’s key management personnel.2
     3.4 Other Committees. The Board, by resolution adopted by a majority of the Board, may designate other committees of one or more directors, which committees shall serve at the pleasure of the Board and shall have such powers and duties as the Board determines.
     3.5 Rules Applicable to Committees. With respect to the GSC, a majority of the Committee shall be necessary to constitute a quorum. With respect to all other committees of the Board, including the Compensation Committee, a majority of each such committee, including at least one Outside Director and one Inside Director, shall be necessary to constitute a quorum. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member; provided, that only an Outside Director may be appointed to act in the place of any absent or disqualified Outside Director, and only an Officer/Director or Outside Director may be appointed to act in the place an any absent or disqualified Officer/Director. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board.
4. OFFICERS.
     4.1 Number; Security. The executive officers of the Corporation shall be the president, one or more vice presidents (including an executive vice president, if the Board so determines), a secretary and a treasurer and such other officers, agents and employees as the Board may from time to time deem proper. Any two or more offices may be held by the same person, except the offices of president and secretary. The Board may require any officer, agent or employee to give security for the faithful performance of his duties. Key management personnel (as defined above) must be resident citizens of the United States who have or who are eligible to possess DoD personnel security clearances at the level of the Corporation’s facility security clearance.
     4.2 Election; Term of Office. The executive officers of the Corporation shall be elected annually by the Board, and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4 of these Bylaws.
     4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any

[2]	For purposes of the Security Agreement, “key management personnel” shall have the meaning currently ascribed to it under paragraph 2-104 of the National Industrial Security Program Operating Manual (“NISPOM”): The senior management official and the Facility Security Officer must always be cleared to the level of the facility security clearance. Other officials, as determined by the DSS, must be granted a personnel security clearance or be excluded from access to classified information.

executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.
     4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the Corporation, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or by the president.
     4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these Bylaws for election or appointment to the office.
     4.6 Chairman of the Board. The Chairman of the Board shall be a member of the Board and a resident citizen of the United States who has, or is eligible to possess, a DoD personnel security clearance at the level of the Corporation’s facility security clearance. If present, he shall preside at each meeting of the Board or the stockholders. He shall advise and counsel with the president, and in his absence, with other executives of the Corporation, and shall perform such other duties as may from time to time be assigned to him by the Board.
     4.7 President. The president shall be the chief executive officer of the Corporation and shall, if the Chairman of the Board is not present, preside at meetings of the Board and of the stockholders. Subject to the control of the Board, he shall have general supervision over the business of the Corporation and shall have such other powers and duties as presidents of corporations usually have or as the Board assigns to him.
     4.8 Vice President. Each vice president shall have such powers and duties as the Board or the president assigns to him.
     4.9 The Treasurer. The treasurer shall be the chief financial officer of the Corporation and shall be in charge of the Corporation’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.
     4.10 Secretary. The secretary shall be the secretary of, and shall keep the minutes of, all meetings of the Board and of the stockholders and, with the exception of the GSC to the extent required by Section 3.2 of these Bylaws, the committees of the Board. The secretary shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.
     4.11 Compensation. The compensation of the officers of the Corporation for their services as such officers shall be fixed from time to time by the Board. The Compensation Committee shall review and approve the Board’s recommendations for the annual compensation of the Corporation’s key management personnel (as defined above). An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he is also a director of the Corporation.
5. SHARES.
     5.1 Certificates. The shares of capital stock of the Corporation shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the Corporation’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.
     5.2 Transfers. Shares shall be transferable only on the Corporation’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.
     5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights or for the purpose of any other action. The record date may not be more than 60 or less than 10 days before the date of the meeting or more than 60 days before any other action.
6. MISCELLANEOUS.
     6.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the Corporation’s name and the year and state in which it was incorporated.
     6.2 Fiscal Year. The Board may determine the Corporation’s fiscal year. Until changed by the Board, the Corporation’s fiscal year shall be the calendar year.
     6.3 Voting of Shares in Other Corporations. Shares in other corporations which are held by the Corporation may be represented and voted by the president or a vice president of this Corporation or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.
     6.4 Amendments. These Bylaws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board; provided, that such actions are not inconsistent with the Security Agreement; and provided, further, that only the stockholders may amend or repeal Sections 2.2(c), 2.9(b) and 2.10 of these Bylaws. Any Bylaw adopted by the Board may be amended or repealed by the stockholders.